Exhibit 21.1

Subsidiaries of the Registrant

The following companies are subsidiaries of the Registrant as of December 31, 2006.

	Jurisdiction of	Percentage
Name	Incorporation	Ownership

RLI Insurance Company	Illinois	100%
Mt. Hawley Insurance Company	Illinois	100%
RLI Indemnity Company	Illinois	100%
RLI Aviation, Inc.	Illinois	100%
RLI Underwriting Services, Inc.	Illinois	100%
RLI Insurance Ltd.	Bermuda	100%
RLI Insurance Agency Ltd.	Canada	100%
Underwriters Indemnity General Agency, Inc.	Texas	100%
Safe Fleet Insurance Services, Inc.	California	100%

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